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Exhibit 10.19

MODIFICATION AGREEMENT

        THIS MODIFICATION AGREEMENT, dated as of September    , 2004 ("Modification"), is entered into by and among CF&I STEEL, L.P., d/b/a ROCKY MOUNTAIN STEEL MILLS, a Delaware limited partnership (the "Company"), the UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC ("USWA"), OREGON STEEL MILLS, INC., a Delaware corporation ("OSM") and the Trustees named on the signature pages as trustees (the "Trustees") of the ROCKY MOUNTAIN STEEL MILLS—UNITED STEELWORKERS OF AMERICA BACK PAY TRUST ("Trust"), on behalf of the Trust.

W I T N E S S E T H

        WHEREAS, acting pursuant to the Rocky Mountain Steel Mills Labor Dispute Settlement Agreement by and between the Company, the USWA, and Locals 2102 and 3267 of the USWA (the "2004 Settlement Agreement"), the Company's majority shareholder, OSM, has agreed, on behalf of the Company, to contribute, in partial satisfaction of the Company's obligations under the 2004 Settlement Agreement, four million shares of its common stock ("Shares") to the Rocky Mountain Steel Mills—United Steelworkers of America Back Pay Trust pursuant to a Trust Agreement approved by a Pueblo court order dated July 27, 2004 (the "Trust Agreement");

        WHEREAS, as part of the 2004 Settlement Agreement, OSM and the Trust were to enter into a Registration Rights Agreement (the "Registration Rights Agreement") under which the Trust would be granted certain registration rights with respect to the Shares;

        WHEREAS, the parties have agreed to modify certain terms of the 2004 Settlement Agreement and the Trust Agreement as more particularly contained in this Modification, and to terminate the Registration Rights Agreement;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements and covenants set forth in this Modification, and for other good and valuable consideration, the adequacy and sufficiency of which is acknowledged, the parties agree as follows:

1.    Interpretation.    For purposes of this Modification, all terms used in this Modification, including but not limited to, those terms used and/or defined in this Modification or in the recitals shall have the respective meanings assigned to them in the 2004 Settlement Agreement and the Trust Agreement as applicable, except as amended by this Modification.

2.    Effective Date of 2004 Settlement Agreement.    The parties agree that the Effective Date of the LDSA is the date that this Modification becomes effective in accordance with Section 6 of this Modification.

3.    Modification to 2004 Settlement Agreement.

        3.1   The text of Article XI, Section B.1 is amended by deleting it and replacing it with the following:

    "Upon the Effective Date of the LDSA, the parties shall establish a Back-Pay Trust (the Trust) which shall hold the gross proceeds from the sale of four million shares of common stock of Oregon Steel Mills, Inc. (OSM) (the Back-Pay Stock Proceeds) as further described below."

        3.2   Article XI, Section B.7 is amended by deleting it and replacing it with the following:

    "7. The Company agrees to provide interest free loans to the Trust to cover the cost of the independent fiduciary's fees and expenses. The loans will be repaid with the Back-Pay Stock Proceeds."

        3.3   The title and body of Article XI, Section B.8 is amended by deleting it and replacing it with the following:

          "8. Back-Pay Stock Proceeds.

    Within 90 days of the Effective Date of the LDSA, OSM will proceed with an underwritten offering of at least four million shares of its common stock ("Offering"). OSM, after consultation with the Union, will determine the per share price of the Offering related to the Back-Pay Stock Proceeds. In the event the Offering related to the Back-Pay Stock Proceeds is completed, then upon completion of the Offering, OSM will deposit the Back-Pay Stock Proceeds into the Trust. OSM will pay the underwriting discounts and commissions and offering expenses with respect to the Offering and the Trust will be responsible for its own legal expenses. OSM may or may not sell additional shares in the Offering. Any underwriters engaged in connection with the Offering will be selected by OSM in its sole discretion. In the event the Offering related to the Back-Pay Stock Proceeds is not completed by November 30, 2004, or if the Offering related to the Back-Pay Stock Proceeds is withdrawn by OSM prior to such date, the Company will provide consideration to the Trust that, in the Union's reasonable judgment, is equal to the value of four million shares of OSM's common stock. Within three (3) business days following November 30, 2004 or the earlier withdrawal date, the Union will provide notice of its consideration determination to the Company. Any dispute relating to Section B.8 will be governed by Section 6.9(e) [arbitration provision] of the Trust Agreement. This provision and contractual right is not transferable."

        3.4   The body of Article XI, Section D. is amended by deleting it and replacing it with the following:

    "On a quarterly basis, OSM shall provide the Union with consolidating financial statement for New CF&I, Inc. and consolidating financial statements consisting of New CF&I, Inc. and Oregon Steel Mills, Inc., as long as the Trust owns at least 100,000 shares of stock in Oregon Steel Mills, Inc. Annually, the Company will provide the Union with audited financial statements and a Board approved operating plan for CF&I, New CF&I and OSM for the subsequent year. All financial statements shall be prepared on a consolidated and consolidating basis.

    Upon request, the Company shall provide the Union with all other information reasonably requested in connection with the administration of the Trust and/or the BPPSO."

        3.5   The body of Article XI, Section E. is amended by deleting it and replacing it with the following:

    "The Company agrees that it is responsible for the employer portion of any employment taxes owed on all amounts it pays pursuant to Section A., B. or C., above. However, the responsibility for the employer portion of any employment taxes owed on all amounts pursuant to Section B. above, will be determined as follows in the event that OSM proceeds with the Offering relating to the Back-Pay Stock Proceeds within the stated 90-day period and:

Offering Status	Union consultation	Responsibility for Employment Taxes on BPSO
Offering related to Back-Pay Stock Proceeds completed	Acceptable to the Union as to per share price	Trust responsible
Offering related to Back-Pay Stock Proceeds not completed	Acceptable to the Union as to per share price	Company responsible
Offering related to Back-Pay Stock Proceeds not completed	Not acceptable to the Union as to per share price	Trust responsible

        3.6   The body of Article XI, Section F. is amended by deleting the term "Back-Pay Stock" and replacing it with "Back-Pay Stock Proceeds."

        3.7   An Article XI, Section G. is added as follows:

    "Neither the Union nor the Trust will, directly or indirectly, take any action or attempt to take any action relating to the common stock of OSM except in compliance with Regulation M of the Securities Exchange Act of 1934, as amended. For the period beginning the date of this Modification and ending on the date that is 90 days after the date that the Offering is completed, without the prior written consent of OSM and any underwriters engaged in connection with the Offering, neither the Union nor the Trust will, directly or indirectly, make any offer, sale, assignment, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition of, or any contract or other arrangement for the purpose of fixing or hedging risk with respect to, any common stock of OSM, other than the Offering."

4.    Trust Agreement Amendment.    As part of this Modification, the parties agree that OSM will not contribute the Shares into the Trust, but will contribute the Back-Pay Stock Proceeds into the Trust in accordance with the 2004 Settlement Agreement as modified by this Modification. The parties agree that any references to Shares in the Trust Agreement will mean the Back-Pay Stock Proceeds. The parties also agree that the parties will amend and restate the Trust Agreement to be consistent with this Modification at the request of either the Company or the Trustees.

5.    Termination of Registration Rights Agreement.    The Registration Rights Agreement is terminated, effective as of the effective date of this Modification.

6.    Conditions Precedent.    The effectiveness of this Modification is subject to the parties receiving any necessary approvals, if such approvals are required by the 2004 Settlement Agreement and Trust Agreement, and shall become effective, without further action of the parties, upon receipt by the parties of notification that the last required approval was obtained.

7.    Provisions of General Application.

        7.1    Effect of this Modification.    Except as modified pursuant to this Modification, no other changes or modifications to the 2004 Settlement Agreement or Trust Agreement are intended or implied and in all other respects those agreements are specifically ratified, restated and confirmed by all parties as of the effective date of this Modification. To the extent of conflict between the terms of this Modification and the agreements, the terms of this Modification shall control. The agreements and to the extent applicable this Modification shall be read and construed as one agreement.

        7.2    Further Assurances.    The parties shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Modification.

        7.3    Binding Effect.    This Modification shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

        7.4    Counterparts; Fax.    This Modification may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Modification, it shall not be necessary to produce or account for more than one counterpart signed by each of the parties. A fax transmission of a signature page will be considered an original signature page. At the request of a party, a party will confirm a fax-transmitted signature page by delivering an original signature page to the requesting party.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties have caused this Modification to be duly executed and delivered by their authorized officers effective as of the date and year first above written.

CF&I STEEL, L.P. d/b/a ROCKY MOUNTAIN STEEL MILLS, a Delaware limited partnership
By: New CF&I, Inc., a Delaware corporation Its: General Partner
/s/ L. RAY ADAMS
Name:	L. Ray Adams
Title:	Vice President and CFO
UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC
/s/ TERRY BONDS Terry Bonds, Director District 12
ROCKY MOUNTAIN STEEL MILLS-UNITED STEELWORKERS OF AMERICA BACK PAY TRUST
By:	/s/ ROBERT LAVENTURE
Robert LaVenture, USWA Trustee
By:	/s/ L. RAY ADAMS
L. Ray Adams, Company Trustee
OREGON STEEL MILLS, INC.
/s/ L. RAY ADAMS
Name:	L. Ray Adams
Title:	Vice President and CFO

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MODIFICATION AGREEMENT